Exhibit 10.59

CONFIDENTIAL TREATMENT

FIRST ADDENDUM TO LICENSE AGREEMENT

BETWEEN INTERNATIONAL HEALTH MANAGEMENT ASSOCIATES, INC.

AND CUBIST PHARMACEUTICALS, INC., DATED NOVEMBER 22, 2000

This Addendum sets forth certain clarifications and amendments to the License Agreement between International Health Management Associates, Inc., (“IHMA”) and CUBIST Pharmaceuticals, Inc. (“CUBIST”) dated November 22, 2000, and is effective the 27th day of September, 2002 (“the License Agreement”).  By this Addendum, the parties hereto memorialize their [*] which, inter alia, resulted in CUBIST licensing rights under U.S. Patent No. 6,248,360 (“the ‘360 Patent”) from the University of Utah Research Foundation (“UNIVERSITY”), [*] to IHMA, and the parties executing an Escrow Agreement dated September 27, 2002 (“the ESCROW AGREEMENT”).  This Addendum is entered into pursuant to Article 8.11 of the License Agreement between the parties.  Except to the extent this Addendum clarifies or amends certain terms and conditions in the License Agreement, all other terms and conditions of the License Agreement that are not addressed in this Addendum shall remain in full force and effect, and this Addendum shall itself be construed and applied so as to be consistent with the terms and conditions of the License Agreement.  This Amendment shall not be construed to modify or amend any provision of the ESCROW AGREEMENT.

WHEREAS, IHMA and CUBIST desire [*] concerning the License Agreement; and

WHEREAS, IHMA and CUBIST have agreed to the terms herein as the basis [*]; and

WHEREAS, IHMA and CUBIST agree that in the resolution of [*] as memorialized in this Addendum, each has given and received from the other consideration that is in addition to the consideration given or received in their Licensing Agreement.

NOW THEREFORE, in consideration of the mutual covenants herein stated, IHMA and CUBIST agree to clarify or amend particular terms of their License Agreement as follows:

1.                                      REDUCTION IN LICENSING FEES AND ROYALTIES FOR PAYMENTS TO THE UNIVERSITY

In fulfillment of any and all duties under Article 5 of the License Agreement for IHMA to defend and indemnify and hold CUBIST harmless from and against any claim, suit, demand or loss as a result of the rights asserted by the UNIVERSITY in the ‘360 Patent, from whom CUBIST has obtained an exclusive license in exchange for certain payments, IHMA and CUBIST agree that, subject to the provisions of the ESCROW AGREEMENT, any payments by CUBIST due to IHMA under Article 3.1 and 3.2 of the License Agreement shall be reduced by the amounts which CUBIST actually pays to the UNIVERSITY under its license.

In addition, since notice of allowance of IHMA’s original patent application was received before the patent application could be refiled (the original “milestone” payment), IHMA and CUBIST agree to amend the language of Section 3.1(b) to provide for payment of this milestone upon filing with the U.S. Patent and Trademark Office application no. 09/888,114 (“the CIP Application”), a continuation-in-part of 09/829,405, which is a continuation of 09/598,089, now U.S. Patent No. 6,248,360.  IHMA and CUBIST further agree to amend the language of Section 3.1(c) to reduce by [*] the milestone for selection of the first single formulation of oral ceftriaxone for clinical trials, to compensate CUBIST for the milestone it must pay to the UNIVERSITY for issuance of the CIP.  The parties believe that the CIP will issue within a brief time period before or after selection of the first single formulation of oral ceftriaxone for clinical trials.  However, provisions for payment of the [*] to IHMA are made in Section 3.1(c) if the CIP application is finally rejected and the CIP Application is abandoned.

Articles 3.1 and 3.2 of the License Agreement are therefore amended to offset the amounts which CUBIST is obligated to pay in licensing fees, milestone payments, and royalty payments to the UNIVERSITY.  CUBIST shall be entitled to deduct the appropriate amount of the fee, milestone, or royalty payment made to the UNIVERSITY from any payment due to IHMA, according to the following provisions which shall be deemed to supercede Articles 3.1(a)-3.1(h) and Article 3.2(a):

3.1 Licensing Fees.     The licensing fees which shall be paid by CUBIST to IHMA, are as follows:

(a)                        CUBIST shall pay to IHMA the sum of one million dollars ($1,000,000), of which five hundred thousand dollars ($500,000) shall be paid within five (5) business days of the Effective Date, and five hundred thousand dollars ($500,000) paid within sixty (60) days of the Effective Date.  This payment, due IHMA under this Article 3.1(a) and previously made by CUBIST, shall be reduced by the amount of [*] to offset the licensing fee paid by CUBIST to the UNIVERSITY.  And,

(b)                       CUBIST will pay to IHMA the sum of two hundred and fifty thousand dollars ($250,000) upon filing with the U.S. Patent and Trademark Office application no. 09/888,114, a continuation in part (“CIP”) application to the ‘360 Patent (“CIP application”);  And,

(c)                        CUBIST will pay to IHMA the sum of two hundred and twenty thousand dollars ($220,000) within thirty (30) days of CUBIST selecting the first single oral formulation of oral ceftriaxone for clinical trials.  CUBIST will pay IHMA an additional thirty thousand dollars ($30,000) if the CIP application is finally rejected and the CIP application is abandoned.  And,

(d)                       CUBIST will pay IHMA the sum of nine hundred thousand dollars ($900,000) within thirty (30) days following the date on which CUBIST completes its initial first-into-man study.  Initial first-into-man study means, for purposes of this milestone payment, a single dose pharmacokinetic study (including a study that may be conducted outside the U.S. before any Investigational New Drug Application (IND) is filed, or in the U.S. after an IND is approved), completion of which means preparation of the final report on the data in the study.  And,

(e)                        CUBIST will pay IHMA the sum of four hundred and seventy thousand dollars ($470,000) within thirty (30) days following the date on which the United States Patent and Trademark Office issues IHMA a patent covering the oral formulation of ceftriaxone chosen for clinical development.  And,

(f)                          CUBIST will pay IHMA the sum of one million eight hundred thousand dollars ($1,800,000) within thirty (30) days following the date on which CUBIST successfully completes its first pivotal Phase III clinical drug trials relating to any Licensed Products.  “Completion,” for purposes of this milestone payment, means the final report on the data in the first pivotal Phase III clinical drug trial.  And,

(g)                       CUBIST will pay IHMA the sum of one million seven hundred and fifty thousand dollars ($1,750,000) within thirty (30) days following the date on which CUBIST files a New Drug Application (NDA) with the FDA covering any Licensed Products.  And,

(h)                       CUBIST will pay IHMA the sum of four million two hundred and fifty thousand dollars ($4,250,000) within thirty (30) days following the date on which the FDA approves a NDA of CUBIST covering any Licensed Products.  And,

Article 3.1(i) and 3.1(j) as stated in the License Agreement remain in full force and effect.

3.2 Royalties

(a)        Commencing with the initial sale of Licensed Products in any jurisdiction, CUBIST shall pay to IHMA royalties equal to:  (i)  [*] of CUBIST’s (and/or its Affiliate’s and/or sublicensees) Net Sales of Licensed Products in the Territory up to [*]; plus  (ii) [*] of CUBIST’s (and/or its Affiliate’s and/or sublicensees’) Net Sales of Licensed Products in the Territory above [*] up to [*]; plus  (iii) [*] of CUBIST’s (and/or its Affiliate’s and/or sublicensees’) Net Sales of Licensed Products in the Territory above [*].

Article 3.2(b), 3.2(c), 3.2(d), and 3.2(e) in the License Agreement remain in full force and effect.

In the event any fee, milestone payment, or royalty payment due to the UNIVERSITY is not paid by CUBIST in accordance with the terms of that certain License Agreement dated December 27, 2001 between CUBIST and the UNIVERSITY, then CUBIST shall pay to IHMA the amount of that milestone payment due but not paid to the UNIVERSITY.  In the event CUBIST has not paid to the UNIVERSITY, in accordance with the terms of that certain License Agreement dated December 27, 2001 between CUBIST and the UNIVERSITY, any amount due under its license for licensing fees and royalties which correspond to the licensing fees or royalties set out in Article 3.1 of the License Agreement prior to CUBIST’s payment to IHMA, then CUBIST shall pay to IHMA that amount due under the License Agreement prior to this amendment.  If CUBIST thereafter pays the UNIVERSITY a licensing fee or a royalty for which CUBIST has previously paid IHMA a licensing fee or royalty which did not include the appropriate deduction as provided herein, then the amount of the licensing fee or royalty paid to the UNIVERSITY may be deducted from the next licensing fee or royalty due IHMA under the amended Article 3.1.

In the event that any royalty payment by CUBIST to the UNIVERSITY exceeds, in any quarter, [*] by reason of a defined “minimum royalty due,” then the sum due IHMA shall be reduced by that same difference.  The effect of this provision shall be that the royalties due IHMA will be adjusted only to reflect royalty payments which CUBIST has actually made to the UNIVERSITY.  Insofar as any payment to the UNIVERSITY under a minimum royalty due results in a reduction in the royalty paid during a different quarter, then the royalty to be paid to IHMA shall be increased, with the effect of paying IHMA the full royalty specified in the

License Agreement before this Addendum, less only CUBIST’s actual payments to the UNIVERSITY.

In the event that CUBIST pays a milestone payment to the UNIVERSITY for a subsequent INDIVIDUAL LICENSED PRODUCT (as that term is used in the License Agreement between CUBIST and the UNIVERSITY) containing ceftriaxone (such as a pediatric extension for an oral formulation of ceftriaxone), then CUBIST shall be entitled to deduct the amount of that milestone payment that CUBIST pays to the UNIVERSITY for a subsequent INDIVIDUAL LICENSED PRODUCT.  Other than as expressly provided in this Addendum, no licensing fee or royalty, nor other obligation by CUBIST to IHMA, may be reduced nor is affected by additional licensing fees and/or royalties CUBIST may have to pay to the UNIVERSITY as a result of licensing any rights under the ‘360 Patent from the UNIVERSITY.

2.                                      CUBIST HAS PAID IHMA THE MILESTONE PAYMENTS WITHHELD, LESS THE SUMS PAID BY CUBIST TO THE UNIVERSITY FOR ITS LICENSE

Pursuant to the ESROW AGREEMENT, CUBIST paid to IHMA the sum of [*] in complete satisfaction of its obligation for the licensing fees required under Article 3.1(b), (d), and (e) as amended herein (which includes a credit of [*] reflecting the amount Cubist paid the UNVERSITY for its license), together with an agreed upon amount of [*], in full satisfaction of any accrued interest payments.  The Escrow Agreement is made an exhibit to this Addendum and, as to the obligations between CUBIST and IHMA in it, it is made a part hereof.

This Addendum and the ESCROW AGREEMENT [*] payment of licensing fees due, and [*] regarding the [*] to and including the date of this Addendum.

3.                                      RIGHTS OF IHMA AND CUBIST EACH TO ENTER INTO LICENSES FOR THE ‘360 PATENT AND TECHNOLOGY

A.                                   Upon execution of the Sublicense, CUBIST grants an exclusive sublicense of the rights granted to CUBIST by the UNIVERSITY, to use the ‘360 Patent and technology in developing and practicing oral delivery of cefipime and cefditoren only, as set forth completely in that Sublicense.  The

Sublicense between IHMA and CUBIST by which IHMA has the exclusive right to practice the ‘360 Patent in connection with cefipime and cefditoren is made a part hereof.

B.                                     The parties acknowledge that CUBIST declined [*] the “ROFO” (“Right of First Opportunity”) [*] defined in Article 3.6 of the License [*].  Therefore, all Right of First Opportunity to License IHMA Technology Applicable to Other Products set out in Article 2.9 of the License Agreement has no further effect.

C.                                     The parties further acknowledge that in the License Agreement IHMA reserved to itself all of its rights to use and apply the ‘360 Patent and related technology in pharmaceuticals other than ceftriaxone.  The parties further acknowledge that since the License Agreement, in December 2001 CUBIST obtained an exclusive license of the rights of the UNIVERSITY in the ‘360 Patent (which the UNIVERSITY obtained through its employee, Dr. Jeong Soo Lee, the co-inventor with Dr. Choi).  Finally, the parties acknowledge that pursuant to the License Agreement, CUBIST has fully compensated Dr. Choi for his work for CUBIST, pursuant to both Article 2.8 and that certain Sponsored Research Agreement dated February 1, 2002 between CUBIST and IHMA (“the SRA”), in conducting further research which concerns application of the ‘360 Patent to develop oral delivery of ceftriaxone.

D.                                    The parties acknowledge that the license between IHMA and CUBIST, and the license between the UNIVERSITY and CUBIST and the sublicense between CUBIST and IHMA, when such sublicense has been executed, entitle CUBIST and IHMA to grant licenses or sublicenses of rights under the ‘360 Patent as follows:

1.                                       IHMA may solicit, negotiate and enter into exclusive license(s) with any other person(s), which grant it/them the right to make, have made, import, use, offer to sell and sell any product or method that, but for the existence of a license, would constitute infringement of the ‘360 Patent with respect to oral formulations, or methods related to oral formulations, of cefditoren and cefepime, or either of those pharmaceuticals.

2.                                       IHMA may solicit, negotiate and enter into non-exclusive license(s) with any other person(s), which grant it/them the right to research, develop, make, have made, import, use, lease and sell any product or method that, but for the existence of a license, would constitute infringement of the ‘360 Patent with respect to oral formulations, or methods related to oral formulations, of any pharmaceutical products except ceftriaxone.

3.                                       CUBIST may solicit, negotiate and enter into non-exclusive license(s) with any other person(s) which grant it/them the right to make, have made, import, use, offer to sell and sell any product or method that, but for the existence of a license, would constitute infringement of the ‘360 Patent with respect to oral formulations, or methods related to oral formulations, of any pharmaceutical products.

4.                                       CUBIST may solicit, negotiate and enter into exclusive or non-exclusive license(s) with any other person(s) which grant it/them the right to research, develop, make, have made, import, use, lease and sell any product or method that, but for the existence of a license, would constitute infringement of the ‘360 Patent with respect to oral formulations, or methods related to oral formulations, of ceftriaxone.

E.                                      Insofar as IHMA or CUBIST, or both of them, desires to secure the right to enter into an exclusive license with any other person(s) which grant it/them the right to use the ‘360 Patent and related technology in developing and practicing oral delivery of any pharmaceutical besides ceftriaxone, cefipime and cefditoren, then IHMA and CUBIST will negotiate between them for the purpose of defining the licensing fees and royalties which shall be paid by such person, the manner in which those licensing fees and royalties shall be shared between IHMA and CUBIST, and the particular pharmaceutical to which such exclusive license shall be limited.  It is understood that the rights of the UNIVERSITY to receive licensing fees and royalties arise under its license to CUBIST, and CUBIST shall have sole responsibility to pay such licensing fees and royalties out of such portion of the licensing fees and royalties as IHMA and CUBIST agree shall be received by CUBIST.

4.                                      PATENT PROSECUTION AND MAINTENANCE

The following provisions shall be deemed to supercede Article 2.4 of the License Agreement:

IHMA, using mutually acceptable patent counsel, shall prosecute and maintain patents and patent applications on IHMA Technology in the United States and up to twenty-five (25) foreign countries selected by CUBIST.  IHMA shall furnish or have furnished to CUBIST copies of documents relevant to patent applications, and maintenance of patent applications, and IHMA shall confer with CUBIST regarding any patent application applicable to IHMA Technology licensed to CUBIST in the License Agreement, so that each such patent application may be satisfactory to IHMA and to CUBIST.  Any differences between IHMA and CUBIST with respect to filing, prosecution and maintenance of patents covered by the License Agreement will be discussed and resolved to their mutual satisfaction.

IHMA shall be responsible for all expenses associated with the filing, prosecution, issuance and maintenance of patents applying IHMA Technology licensed to CUBIST in the License Agreement in the United States and up to twenty-five (25) foreign countries selected by CUBIST in the Territory.  At the request of CUBIST, IHMA shall provide written evidence that it has performed this obligation.  CUBIST shall be responsible for all expenses associated with the preparation, filing and maintenance of patents for IHMA Technology licensed to CUBIST in the License Agreement in such additional countries as CUBIST may direct, and shall reimburse IHMA for all such expenses.  IHMA shall provide CUBIST with detailed invoices for all reimbursable patent expenses for additional countries, which CUBIST shall pay directly or reimburse to IHMA, within thirty (30) days following receipt of invoices,

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their respective officers, who are each authorized to sign on behalf of his respective corporation, and have duly delivered and executed this Addendum to be effective on September 27, 2002, intending it to be an instrument under seal.

INTERNATIONAL HEALTH MANAGEMENT ASSOCIATES, INC.

By:	/s/ Steven W. Bluth

Name:	Steven W. Bluth

Title:	Vice President

Date:	27 FEB -3

CUBIST PHARMACEUTICALS, INC.

By:	/s/ Oliver S. Fetzer

Name:	Oliver S. Fetzer

Title:	Senior Vice President

Date:	2/28/03